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                       Ballard Spahr Andrews & Ingersoll
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400



                                                               February 25, 1998





The Achievement Funds Trust
Oaks, Pennsylvania 19456

        Re: Retail Class B Shares



Gentlemen:

        We have acted as counsel to The Achievement Funds Trust (the "Trust"), a Massachusetts Business Trust, in connection with the proposed authorization and issuance (the "Issuance") of Retail Class B Shares (the "Shares") of each of the following Sub-Trusts of the Trust: Equity Fund, Balanced Fund, Municipal Bond Fund and Idaho Municipal Bond Fund.

        In connection with our giving this opinion, we have examined the Amended and Restated Master Trust Agreement of the Trust, the Designation of Class B Shares adopted by the Trustees of the Trust, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

        The opinion expressed below is based on the assumption that (i) a Registration Statement on Form N-1A (the "Registration Statement") with respect to the Shares will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Issuance occurs, and (ii) the consideration described in the prospectus contained in the Registration Statement for the Shares shall have been paid.



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The Achievement Funds Trust
February 25, 1998
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        Based on the foregoing, we are of the opinion that the Shares when issued by the Trust will be legally issued, fully paid and nonassessable.

        The Amended and Restated Master Trust Agreement provides that shareholders of the Trust shall not be personally liable for the debts and obligations of the Trust. There is a remote possibility, however, that, under certain circumstances, shareholders of a Massachusetts business trust may be held personally liable for that trust's obligations to the extent that the courts of a state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also requires that notice of such disclaimer of shareholder liability be given in each note, bond, contract or other undertaking made or issued by the Trustees or Officers of the Trust. Such disclaimer is contained in the Agreement. The Trust Agreement also provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Trust is unable to meet its obligations and the express disclaimer of shareholder liabilities is determined not to be effective.

        We consent to the filing of this opinion as Exhibit 10(b) to the Registration Statement and to the references to this firm in the Registration Statement.



                                   Very truly yours,


                                   /s/  Ballard Spahr Andrews & Ingersoll
                                     -------------------------------------
                                      Ballard Spahr Andrews & Ingersoll